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                                                                    EXHIBIT 99.4

                            MEDIS TECHNOLOGIES LTD.
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

                                                                          , 2002

Dear Stockholder:

    Enclosed are the prospectus and other materials relating to the Rights Offering by Medis Technologies Ltd. Please carefully review the prospectus, which describes how you can participate in the Rights Offering. You will be able to exercise your subscription rights to purchase additional shares of our common stock only during a limited period. You will find answers to some frequently asked questions about the Rights Offering beginning on page 2 of the prospectus. You should also refer to the detailed Instructions for Use of Subscription Certificates, included with the materials included with this letter. The exercise of subscription rights will be irrevocable.

    The following is a summary of the terms of the Rights Offering:

       - You will receive 0.171108071 non-transferable subscription rights for
         each share of our common stock you owned on             , 2002. You
         will not receive fractional subscription rights, but we will round your number of subscription rights upwards or downwards as appropriate, to the nearest whole number.

       - You may purchase one share of common stock for each whole subscription right you receive at the subscription price of $2.00 per share.

       - If you fully exercise the subscription rights issued to you, you may subscribe for additional shares through the oversubscription privilege, as more fully described in the prospectus.

       - The Rights Offering expires at 5:00 p.m., New York City time, on
                     , 2002, unless we extend the subscription period, in our sole discretion. If you do not exercise your subscription rights before that time, they will expire and will have no monetary value.

    If your shares are held in the name of your bank or broker, you must contact your bank or broker if you wish to participate in this offering.

    IF THE SHARES OF OUR COMMON STOCK HELD BY YOU ON       , 2002 WERE
REGISTERED IN YOUR OWN NAME, YOU MUST HAVE THE SHARES THAT YOU PURCHASE IN THIS RIGHTS OFFERING REGISTERED IN YOUR OWN NAME AND MEET CERTAIN OTHER REQUIREMENTS TO BE ELIGIBLE TO PARTICIPATE IN OUR SHAREHOLDER LOYALTY PROGRAM, WHICH IS DESCRIBED IN THE PROSPECTUS.

    If you do not exercise your subscription rights, your percentage ownership in Medis Technologies will be diluted. Please see the prospectus for further information.

    If you have any questions concerning the Rights Offering, please feel free to contact us at (212) 935-8484.

                                          Very truly yours,
                                          MEDIS TECHNOLOGIES LTD.